Exhibit 99


FOR IMMEDIATE RELEASE
                         Investor Contact:   Robert Ritter
                                             Chief Financial Officer
                                             540-896-7001

                         Media Contact:      Gail Price, Director of
                                             Corporate Communication
                                             540-896-0406
                                             540-743-4007 (Evening)


              WLR FOODS ANNOUNCES ORGANIZATIONAL CHANGES


Broadway, VA, November 10, 1997 -- WLR Foods, Inc. (NASDAQ:WLRF)
President and Chief Executive Officer James L. Keeler today announced several management changes effective immediately.

In making the announcement, Mr. Keeler stated, "As we continually improve our competitive position and strive to enhance shareholder value, we must streamline decision making and increase our effectiveness. These management changes will move us closer to these goals."

At Wampler Foods, Inc., the poultry subsidiary, Walter F. Shafer, III, has been promoted to Vice President of Chicken Operations and Ronald
E. Morris has been promoted to Vice President of Turkey Operations. Both will join the Operations Committee and report directly to Mr. Keeler. Separately, John J. (Jack) Broaddus has been named President of the Cassco Ice & Cold Storage, Inc. subsidiary, and will also report directly to Mr. Keeler.

Neil D. Showalter has been appointed Vice President of Finance for WLR Foods. In this newly created position, Mr. Showalter will report directly to Robert T. Ritter, Chief Financial Officer. Mr. Ritter has additionally been named a vice president of WLR Foods.

James L. Mason, previously President of Wampler Foods, has left his position. Mr. Keeler commended Mr. Mason "for his many years of dedicated service to Wampler Foods and the poultry industry. We appreciate the contributions Jim has made to our company through the years." In addition to Mr. Keeler s current responsibilities, he will also serve as President of Wampler Foods, Inc.

WLR Foods, Inc. is the parent of Wampler Foods, Inc. and Cassco Ice and Cold Storage, Inc. Wampler Foods, the seventh largest poultry company, is a fully integrated processor and marketer of high quality turkey and chicken products sold nationally and internationally, primarily under the Wampler Foods(R) label. Cassco is a public refrigerated warehousing and retail ice company serving the mid-Atlantic region.


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